Exhibit 99.1

Investor Contact:
Alex Schwartz
Esperion
734-249-3386
aschwartz@esperion.com

Media Contact:
Ben Church
Esperion
734-864-6774
bchurch@esperion.com

Esperion Announces Agreement with Otsuka Pharmaceutical Co., Ltd. for Development and
Commercialization of NEXLETOL™ (bempedoic acid) and NEXLIZET™ (bempedoic acid and ezetimibe)
Tablets in Japan

– Esperion to Receive $60 Million Upfront Payment –
– Up to $510 Million in Total Milestones –
– Substantial Tiered Royalties –
– Combines Esperion’s Expertise in Lipid Management with Otsuka’s Deep Cardiovascular Drug Development and Commercialization Expertise in Japan –

ANN ARBOR, Mich., Apr. 20, 2020 (GLOBE NEWSWIRE) -- Esperion (NASDAQ: ESPR) today announced that they have entered into a collaboration agreement with Otsuka Pharmaceutical Co., Ltd. for the development and commercialization of NEXLETOL and NEXLIZET tablets in Japan. Both medicines were recently approved in both the US and EU.

The collaboration advances the commitment of both companies to provide cost-effective, oral, once-daily, non-statin LDL-cholesterol (LDL-C) lowering medicines for hypercholesterolemia patients in Japan. This development and commercialization collaboration combines Esperion’s expertise in lipid management with Otsuka’s deep cardiovascular drug development and commercialization expertise in Japan.

Under the terms of the agreement, Esperion will grant Otsuka exclusive rights to NEXLETOL and NEXLIZET tablet development and commercialization in Japan. Otsuka will be responsible for all development, regulatory, and commercialization activities in Japan. In addition, Otsuka will fund all Japan-specific development costs associated with the program. Esperion estimates this amount to total up to $100 million over the next few years. Esperion will receive an upfront cash payment of $60 million as well as up to an additional $450 million in total development and sales milestones. Esperion will also receive tiered royalties from 15 percent to 30 percent on net sales in Japan.

“We are thrilled to partner with Otsuka, one of the leading pharmaceutical companies in Japan. Otsuka shares our vision of the potential for convenient oral, once-daily, non-statin LDL-C lowering medicines to help hypercholesterolemia patients in Japan,” said Tim Mayleben, president and chief executive officer of Esperion. “Otsuka’s history of successfully commercializing cardiovascular medicines in Japan, and overlapping healthcare provider targets make this a highly synergistic collaboration. This collaboration continues the evolution of Esperion to a truly global research and development driven commercial pharmaceutical company and further validates the global value of our medicines.”

Makoto Inoue, president and representative director of Otsuka Pharmaceutical commented, “We aspire to become an indispensable company for patients, physicians and others around the world. If approved in our home market of Japan, bempedoic acid will represent another step forward in our fulfillment of that aspiration.”

Esperion Therapeutics

Through scientific and clinical excellence, and a deep understanding of cholesterol biology, the experienced Lipid Management Team at Esperion is committed to developing new LDL-C lowering medicines that will make a substantial impact on reducing global cardiovascular disease, the leading cause of death around the world. For more information, please visit www.esperion.com and follow us on Twitter at www.twitter.com/EsperionInc.

Esperion Therapeutics’ Commitment to Patients with Hyperlipidemia

High levels of LDL-C can lead to a build-up of fat and cholesterol in and on artery walls (known as atherosclerosis), potentially leading to cardiovascular events, including heart attack and stroke. In the U.S., 96 million people, or more than 37 percent of the adult population, have elevated LDL-C. There are approximately 18 million people in the U.S. living with elevated levels of LDL-C despite taking maximally tolerated lipid-modifying therapy — including individuals considered statin averse — leaving them at high risk for cardiovascular events.1 In the United States, more than 50 percent of atherosclerotic cardiovascular disease (ASCVD) patients and heterozygous familial hypercholesterolemia (HeFH) patients who are not able to reach their guideline recommended LDL-C levels with statins alone need less than a 40 percent reduction to reach their LDL-C threshold goal.2

Esperion's mission as the Lipid Management Company is to deliver oral, once-daily medicines that complement existing oral drugs to provide the additional LDL-C lowering that these patients need.

Forward-Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the federal securities laws, including statements regarding the clinical development and commercialization plans for bempedoic acid tablet and the bempedoic acid / ezetimibe fixed dose combination tablet, including Esperion's timing, designs, plans for announcement of results regarding its CLEAR Outcomes study and other ongoing clinical studies for bempedoic acid tablet and the bempedoic acid / ezetimibe combination fixed dose tablet, timing for the review and approval of expanded indications for their effect on cardiovascular events, and Esperion's expectations for the market for medicines to lower LDL-C, including the commercial launch and market adoption of bempedoic acid tablet and the bempedoic acid / ezetimibe fixed dose combination tablet in the European Union. Any express or implied statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause Esperion's actual results to differ significantly from those projected, including, without limitation, delays or failures in Esperion’s clinical development and commercialization plans, or approval of expanded indications, that existing cash resources may be used more quickly than anticipated, that Otsuka is able to successfully commercialize bempedoic acid and the bempedoic acid / ezetimibe fixed dose combination tablet, the impact of COVID-19 on our business, clinical activities and commercial development plans, and the risks detailed in Esperion's filings with the Securities and Exchange Commission. Any forward-looking statements contained in this press release speak only as of the date hereof, and Esperion disclaims any obligation or undertaking to update or revise any forward-looking statements contained in this press release, other than to the extent required by law.

References

(1)  Esperion market research on file: research project interviewing 350 physicians. Esperion Therapeutics, Inc. Sept-Oct 2018.
(2)  Data on file: analysis of NHANES database. Esperion Therapeutics, Inc. 2018.